News Release: IMMEDIATE RELEASE

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Suzie Singer, Corporate Communications:	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
ADDITION TO BOARD OF DIRECTORS

(Columbus, IN, August 24, 2005) Irwin Financial Corporation (NYSE: IFC) today announced the election of Marita Zuraitis to its Board of Directors.

Ms. Zuraitis, 45, is the President of Allmerica Financial Corporation's property and casualty companies in Worcester, Massachusetts. She has been with Allmerica for 1 1/2 years. Previously, she was with The St. Paul Companies where she was President and CEO of their commercial lines business and played a key role in The St. Paul Companies and Travelers Property and Casualty merger. Prior to that, she held senior positions at United States Fidelity and Guaranty Company and Aetna Life and Casualty.

Ms. Zuraitis is currently on the board of NCCI Holdings, Inc. and was their previous Chairperson. Additionally, she was a board member of American Skyline Insurance Company based in Baltimore, Maryland.

She is a graduate of Fairfield University and the Advanced Executive Education Program at the Wharton School of Business, as well as the Program on Negotiations at Harvard University.

Will Miller, Chairman and CEO said, "Irwin Financial is very pleased to welcome Marita to our Board of Directors. Her business acumen, broad experience, and expertise in risk management will enhance our Board. Our current directors and senior management team are looking forward to working with her."

Ms. Zuraitis was elected to the Board of Directors at the meeting on August 24, 2005. Her addition to the Board of Directors brings the total number of directors to ten.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business - Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation and Irwin Commercial Finance - provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.